Exhibit 5




                       BLACKWELL SANDERS PEPER MARTIN LLP
               2300 MAIN STREET, SUITE 1000, KANSAS CITY, MO 64108
                   P.O. BOX 419777, KANSAS CITY, MO 64141-6777
                     TEL: (816) 983-8000 FAX: (816) 983-8080
                            WEBSITE: www.bspmlaw.com




                                 October 6, 2000

Illuminet Holdings, Inc.
P.O. Box 2909
4501 Intelco Loop, S.E.
Lacey, Washington  98503

Ladies and Gentlemen:

     We have acted as counsel to Illuminet Holdings, Inc. a Delaware corporation (the "Company"), in connection with the offering of up to 1,040,000 shares of common stock of the Company, $.01 par value per share with attached rights to purchase Series B Participating Cumulative Preference Stock (the "Common Stock") issuable under the Illuminet Holdings, Inc. Non-Qualified Stock Option Agreement by and between Roger H. Moore and Illuminet Holdings, Inc. (the "Option Agreement") and 300,000 shares of Common Stock issuable under the 1997 Equity Incentive Plan, as amended (the "Equity Incentive Plan").

     In connection with the foregoing, we have examined such documents, corporate records and other instruments as we have deemed necessary or appropriate in connection with this opinion. Based upon and subject to the foregoing, we are of the opinion that when such shares of Common Stock have been issued and sold by the Company in accordance with the terms of the Option Agreement and the Equity Incentive Plan, such shares will constitute legally issued, fully paid and non-assessable shares of the Company.

     We consent to the filing of this opinion as an exhibit to the registration statement pursuant to which such shares will be sold and to the reference to us in such registration statement.

                                          Very truly yours,




                                      /s/ Blackwell Sanders Peper Martin LLP
                                          Blackwell Sanders Peper Martin LLP



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